UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2013

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, Michigan		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 8.01.	Other Events

On March 25, 2013, the Munich District Court in Munich, Germany ruled in favor of W.E.T. Automotive Systems AG (“W.E.T.”), a subsidiary of Gentherm Incorporated (the “Company”), in a lawsuit brought by W.E.T. against UniCredit Bank AG (“UniCredit”), a past financial advisor to W.E.T. The lawsuit stems from a recommendation from UniCredit in 2008 that W.E.T. invest in currency related swaps (“CRS”) in order to offset the interest rate risk associated with a debt financing which was repaid prior to the Company’s acquisition of a majority interest in W.E.T. W.E.T. invested in CRS with a notional value of 10 million EUR. Payments under the CRS are determined, in part, based on the value of the Swiss Franc compared to the Euro. The Swiss Franc significantly increased in value as compared to the Euro following W.E.T.’s investment in the CRS resulting in significant losses to W.E.T. The Munich District Court ruled that UniCredit violated its duty to properly advise W.E.T. with respect to the initial negative market value of the CRS and UniCredit’s inherent conflict of interest in recommending that W.E.T. invest in CRS. The Munich District Court also ruled that UniCredit must (1) pay 144,000 EUR to W.E.T., plus interest at 5% from the loss dates, representing actual net cash losses incurred by W.E.T. to date under the CRS, and (2) bear the costs of all future obligations under the CRS, which were reported in the Company’s December 31, 2012 consolidated financial statements as a liability of approximately 15.8 million Euro, based on then-current interest and currency exchange rates, plus, as of December 31, 2012, additional accrued liabilities for past due payments under the CRS of approximately 3 million Euro. The Company expects that UniCredit will appeal the decision. If the decision is appealed, it may take up to several years until a final, non-appealable decision is rendered. As a result, the Company cannot be certain that any portion of the award by the Munich District Court will ultimately be realized by W.E.T.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

	By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips,
Vice-President and General Counsel

Date: March 28, 2013

3